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                                                                    EXHIBIT 99.7

                                SECOND AMENDMENT
                          DATED AS OF NOVEMBER 5, 2003
                                     TO THE
               PEOPLESOFT, INC. 1992 EMPLOYEE STOCK PURCHASE PLAN
                 AS AMENDED AND RESTATED AS OF JANUARY 31, 2000



The PeopleSoft, Inc. 1992 Employee Stock Purchase Plan, as amended and restated as of January 31, 2000 (the "Plan") and further amended effective as of July 18, 2003, is hereby further amended in the manner set forth below:

1. A new sentence shall be added at the end of Section 3(b) of the Plan, to read as follows:

"For purposes of compliance with the limitation set forth in clause (ii) of the preceding sentence, the Board, or the Committee appointed pursuant to Section 13, shall be authorized to establish such procedures and additional limitations as it, in its sole discretion, shall determine to be necessary."

2.       Section 5(a) shall be amended to read in its entirety as follows:

         "(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company or its agent in such manner and at such time prior to the applicable Offering Date as the Company may require, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the percentage of the participant's Compensation (which shall be not less than 1% and not more than 10%) to be paid as Contributions pursuant to the Plan."

3.       Section 6(b) shall be amended to read in its entirety as follows:

         "(b) A participant may discontinue his or her participation in the Plan as provided in Section 10, or, on one occasion only during the Offering Period, may increase or decrease the rate of his or her Contributions during the Offering Period by completing and filing a new subscription agreement with the Company or its agent in such manner and at such time prior to the beginning of a calendar quarter as the Company may require. The change in rate shall be effective as of the beginning of the calendar quarter following the date of filing of the new subscription agreement."

4.       Section 8 shall be amended to read in its entirety as follows:
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         "8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares will be exercised automatically on the Exercise Date of the Offering Period, and the maximum number of full shares subject to option will be purchased at the applicable option price with the accumulated Contributions in his or her account. Such purchases shall include fractional shares unless the Company determines, in its sole discretion, that only whole shares may be purchased, and the Company shall also determine, in its sole discretion but consistent with the provisions of Section 423 of the Code, whether and to what extent payroll deductions accumulated in a participant's account that are not used to purchase shares on an Exercise Date shall be carried forward to the following Offering Period and used for subsequent purchases. During his or her lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her."

5.       Section 9 shall be amended to read in its entirety as follows:

         "9. Stockholder Rights. A participant shall not be deemed to be the holder of, or have any of the rights of a holder with respect to, shares of Common Stock subject to options granted hereunder unless and until the participant's shares of Common Stock acquired upon exercise of such options are recorded in the books of the Company (or its transfer agent), which shall occur as of the Exercise Date of each Offering Period."

6.       Section 10(a) shall be amended to read in its entirety as follows:

         "10. Withdrawal; Termination of Employment.


         (a) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan prior to the Exercise Date of the Offering Period by giving written notice to the Company or its agent in such manner and at such time as the Company may require. All of the participant's Contributions credited to his or her account will be paid to him or her as promptly as practicable after receipt of such a notice of withdrawal, the participant's option for the current period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period."

IN WITNESS WHEREOF, this Amendment No. 2 is executed this 13th day of November, 2003.

                                          PEOPLESOFT, INC.



                                          By:  /s/ Anne S. Jordan
                                              -------------------------
                                              Anne S. Jordan
                                              Senior Vice President and
                                              General Counsel